Exhibit 19.1


                                   ASSIGNMENT

FONAHOME Corporation ("Assignor") makes this complete and irrevocable Assignment of worldwide copyright rights, trademarks, and other assets to The Boosalis Group. Inc. ("Assignee") effective as of January 22, 2008. Assignor is the owner of (i) the computer software program known as the "FONAHOME or RENT411" system,
(ii) the computer software used to operate the RENT411.com website, (iii) all content incorporated in and displayed on the RENT411.com website and FONAHOME system, (iv) the trademarks described in Exhibit A to this Assignment,(v) the current right to use the domain names and vanity phone numbers described in Exhibit A to this Assignment, and (Vii and all intellectual property rights therein, including but not limited to all copyrights therein. Assignor desires to assign and quitclaim to the foregoing (the "RENT 411 Software and Content") throughout the world, including the domain names relating to the RENT411.com website. Except as indicated on Exhibit A, none of the RENT411 Software and Content has been registered with the Copyright Office of the Library of Congress. Assignor acknowledges that Assignor shall have no right to receive any royalty payment from Assignee or any third party related to the assets assigned hereunder.

In consideration of Assignee's assumption of, and agreement to pay when and as due, those certain categories of liabilities of Assignor identified in highlight on Schedule A to this Assignment, which in aggregate equal $32,117.43, and for other good and valuable consideration received, the sufficiency and receipt of which are hereby acknowledged. Assignor hereby irrevocable sells, grants, conveys, bargains, and assigns to Assignee and its successors and assigns, all right, title and interest, property, claim and demand of every kind and nature whatsoever in and to the RENT411 Software and Content that is available in the United States of elsewhere, including the right to register the copyrights in the RENT411 Software and Content in any nation, the right to sue for past or future infringement, and all profits, benefits and advantages that arise by or from the sale or reproduction or vending of the same, to have and to hold the same to Assignee and its assigns forever. Assignor also conveys to Assignee all rights of Assignor to the domain names and vanity phone numbers relating to the RENT411.com website.

Assignor warrants and represents that Assignor has not anywhere in the world assigned or in any manner encumbered or impaired the rights granted herein, that there is no outstanding claim or lien against the copyright therein; that Assignor has not given to any person, firm or corporation throughout the world any license or privilege of any kind, nature or by description in the works inconsistent with the rights hereby granted and transferred or by which the same could be diminished or impaired; and that Assignor has the sole and exclusive right to dispose of the rights ad privileges hereby granted and transferred. Assignor will execute any necessary instruments to convey and assign the copyright herein intended to be conveyed.

                            [Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this instrument effective as of the 19 day of August, 2008.

Dated:    8/19/08                       FONAHOME CORPORATION

                                        By:
                                        Its:

Subscribed and sworn to before me this 19 day of August, 2008


--------------------------------        [Notary Public Seal]
Notary Public

Acknowledged and Agreed

Dated: 8/19/08                          THE BOOSALIS GROUP, INC.

                                        By:
                                        Its:

                                   Exhibit A

                          Trademarks and Domain Names


FONAHOME
RENT411
ADWIZARD
The 411 for Renters
The 411 for Owners
RENTREADY
ISIGN
Rentopia

1-800-222-SELL.COM
1-800-222-SELL.NET
1800222SELL.COM
2SELLBUYOWNER.BIZ
2SELLBUYOWNER.COM
2SELLBUYOWNER.INFO
2SELLBUYOWNER.NAME
2SELLBUYOWNER.NET
2SELLBUYOWNER.ORG
2SELLBUYOWNER.TV
2SELLBUYOWNER.US
2SELLBUYOWNER.WS
2SELLBYOWNER.BIZ
2SELLBYOWNER.INFO
2SELLBYOWNER.NAME
2SELLBYOWNER.NET
2SELLBYOWNER.ORG
2SELLBYOWNER.TV
2SELLBYOWNER.US
2SELLBYOWNER.WS
ADWIZARD.INFO
ADWIZARD.NET
APARTMENTYELLOWPAGES.COM
APARTMENTYELLOWPAGES.NET
APTSBYPREMA.COM
APTYELLOWPAGES.COM
CONNECT411.INFO
CONNECT411.NET
CONNECT411.US
FINDAREALTOR.BIZ
FINDAREALTOR.COM
FINDAREALTOR.INFO
FONAHOME.COM

FONAHOME.NET
FOR-RENT-SIGN.COM
FOR-RENT-SIGNS.COM
GETFREECUSTOMERS.COM
HOLMES-GREENWAY.COM
ISIGN.BIZ
ISIGN.INFO
ISIGN.NAME
ISIGN.NET
ISIGN.TV
ISIGN.WS
LOOKLEASE.COM
MOVE411.NET
NOVACANCY.BIZ
NOVACANCY.INFO
NOVACANCY.NAME
NOVACANCY.NET
NOVACANCY.TV
NOVACANCY.US
NOVACANCY.WS
RENT411.BIZ
RENT411.CO.UK
RENT411.COM
RENT411.IN
RENT411.INFO
RENT411.ME
RENT411.MOBI
RENT411.NAME
RENT411.NET
RENT411.0RG
RENT411.TV
RENT411.US
RENT411.WS
RENTEROPINION.BIZ
RENTEROPINION.COM
RENTEROPINION.INFO
RENTEROPINION.NAME
RENTEROPINION.NET
RENTEROPINION.ORG
RENTEROPINION.TV
RENTEROPINION.WS
RENTEROPINIONS.COM
RENTEROPINIONS.ORG
RENTERSOPINION.COM
RENTERSOPINION.ORG
RENTOPIA.BIZ
RENTOPIA.COM
RENTOPIA.INFO
RENTOPIA.NET
RIVERFRONTAPTS.COM

STMARYSFUTURE.ORG
STONEHOUSESQUARE.COM


1-800-RENT411
1-888-RENT411
1-877-RENT411
1-866-RENT411
1-800-222-SELL
651-222-7355
1-866 ADWI2ARD
1-888-FONAHOME



                                   SCHEDULE A

                                                       Fonahome Corporation
                                                         A/P Aging Summary
                                                      As of January 22, 2008


                                 Current     1 - 30    31 - 60    61 - 90       >90         TOTAL
                                 ------------------------------------------------------------------
1-800-222-SELL Corporation          0.00       0.00       0.00       0.00        48.94        48.94
Adjusting Balance                   0.00       0.00       0.00       0.00         0.00         0.00
Chief Ingredient Inc                0.00   2,568.75       0.00       0.00         0.00     2,568.75
CMG Corporation                     0.00       0.00       0.00       0.00    14,933.04    14,933.04
Desfaire Inc                        0.00      76.22      92.46      63.94    13,850.34    14,082.96
Dick Dillon                         0.00       0.00       0.00       0.00    36,747.27    36,747.27
Dillon & Partners.                  0.00       0.00       0.00       0.00     7,735.69     7,735.69
OX-Electronic Production Studio     0.00       0.00       0.00       0.00     3,824.12     3,824.12
InterNetwork Services               0.00       0.00       0.00       0.00       508.95       508.95
Jo Marshall Inc.                    0.00       0.00       0.00       0.00       400.00       400.00
Jurrens & Associates, Inc.          0.00   1,881.50   1,562.00   1,401.75    17,136.00    21,981.25
Kinney & Lange                      0.00       0.00       0.00       0.00     1,719.60     1,719.60
Lindquist & Vennum P.L.L.P.       450.00       0.00       0.00       0.00         0.00       450.00
Nick T Boosalis                     0.00       0.00       0.00       0.00    13,035.59    13,035.59
Oculismedia                         0.00       0.00       0.00       0.00       435.00       435.00
Onsite Support                      0.00       0.00       0.00       0.00     4,053.88     4,053.88
Wash Me Corporation                 0.00       0.00       0.00       0.00     5,661.01     5,661.01
                                   ----------------------------------------------------------------
TOTAL                             450.00    4,526.47  1,654.46   1,465.69   120,089.43   128,186.05
                                 ------------------------------------------------------------------